Table of Contents
Message from our CEO
The Code of Ethics at a Glance	2
Section 1. Background	4
Section 2. Standards of Conduct	4
2.1 Conflicts of Interest

(a)	What is a conflict of interest?
(b)	When can conflicts of interest arise?
(c)	What types of conflicts of interest should be avoided?
(d)	Which conflicts of interest do I need to disclose?
(e)	How do I disclose conflicts of interest?

Section 3. Outside Business Activities	6
3.1 Outside Business Activity Requirements for all Crew Members

(a)	What outside activities are generally prohibited?
(b)	What activities require preclearance?
(c)	What activities do not require preclearance?
(d)	How do I preclear an outside business activity?

Section 4. Gift and Entertainment Policy	10
Section 5. Anti-Bribery Policy	10
Section 6. Duty of Confidentiality	10
Section 7. Personal Trading Activities .	10
7.1 Trading Prohibitions and Requirements for all Crew Members

(a)	What are the prohibitions applicable to all Crew Members?
(b)	Are all Crew Members required to hold Securities in a Brokerage Account at Vanguard?
(c)	Are there additional trading requirements or restrictions for Crew Members?
7.2	Trading Prohibitions and Requirements for Fund Access Persons
(a)	What are the trade preclearance requirements?
(b)	How does a Fund Access Person obtain preclearance?
(c)	How long is a preclearance approval valid?
(d)	Which types of security transactions do not require preclearance by Fund Access Persons?
(e)	Are there any prohibited transactions by Fund Access Persons?
(f)	What are the blackout periods for Fund Access Persons?
(g)	What happens if a Fund Access Person makes a prohibited purchase or sale during a blackout period (e.g., trades after a Vanguard Fund without approval)?

Table of Contents (continued)

(h)	What happens if a Fund Access Person makes a permitted purchase or sale during a blackout period (e.g.,trades before a Vanguard Fund)?
(i)	Are there any waivers to the above blackout periods?
(j)	What happens if a Fund Access Person makes a “short-term trade” in a Vanguard Fund?
7.3	Crew Member Obligations when Purchasing, Redeeming, or Holding Vanguard Funds

Section 8. Reporting Requirements	18
8.1 Reporting Requirements for U.S. Crew Members

(a)	What are the standard reporting requirements for U.S. Crew Members?
(b)	What additional reporting requirements are there for U.S. Fund Access Persons and VAI Access Persons?
8.2	Reporting Requirements for Non-U.S. Crew Members
(a)	What are the reporting requirements for Non-U.S. Crew Members?
(b)	What are the additional reporting requirements for Non-U.S. Crew Members that are Fund Access Persons?
8.3	Obligations for all Crew Members to Report Violations

Section 9. Certification Requirements 22

9.1	Certification Requirements for all Crew Members
(a)	What are the certification requirements as a new Crew Member?
(b)	What are the annual certification requirements?

Section 10. Sanctions	22
Section 11. Vanguard Expatriates	22
Appendix A. Definitions	23
Appendix B. Additional Personal Trading Activities	28

B.1	Australia
(a)	What are the Vanguard Fund reporting requirements for Crew Members in Australia?
B.2	Japan
(a)	What are the additional trading restrictions for Crew Members in Japan?
B.3	U.S. VAI Access Persons
(a)	What are the additional trading restrictions for U.S. Crew Members that are VAI Access Persons?
B.4	Non-U.S. Crew Members that have Discretionary Management Arrangements
(a)	Do I need to report discretionary Investment management arrangements if I am a non-U.S. Crew Member that is a Fund Access Person?

Appendix C: Independent Directors and Trustees (U.S. Crew Only)....29

Do the right thing

At Vanguard, the trust of our clients is our greatest asset. And that trust can only be preserved if each one of us does the right thing on behalf of Vanguard and our clients.

Our Code of Ethics is built on our commitment to maintaining the highest standards of ethical behavior and fiduciary responsibility. Our actions, decisions, and interests should never compete with the interests of Vanguard or our clients.

All crew members are responsible for understanding and complying with our Code of Ethics. Please know and follow the policies that apply to you, and be accountable for your actions. If you are a manager, help your crew to understand and comply with the Code of Ethics through your words and your actions.

Use the Code of Ethics as your guide when faced with challenging decisions or circumstances. But remember, the Code of Ethics is a document. It cannot anticipate every situation. Ultimately, we rely on your sense of personal integrity to protect and enhance Vanguard’s reputation. Never underestimate the importance of your own ethical conduct in our mission to treat investors fairly and give them the best chance to succeed.

F. William McNabb III
Chairman and Chief Executive Officer

The Code of Ethics at a Glance

Below are some of the general requirements of the Code of Ethics which impact Crew Members the most. These are for guidance only and are not a substitute for the Code of Ethics itself. Each should be read in conjunction with its provisions.

1. Clients’ Interests Come First

You must avoid serving your own personal interests ahead of the interests of Vanguard Clients.

2. Conflicts of Interest

Your actions, decisions, and interests should not compete or conflict with Vanguard’s or Vanguard Clients’ interests. You must report potential conflicts of interest to the Compliance Department.

3. Business Activities Outside of Vanguard

You may engage in outside business activities that do not conflict with Vanguard’s interests; however, you must obtain approval from the Compliance Department for certain outside business activities.

4. Gifts and Entertainment

When doing business with clients, vendors, potential clients, and others, you must abide by limitations on giving and receiving gifts and business entertainment. In addition, you must report all gifts and entertainment to the Compliance Department.

5. Anti-Bribery

You are prohibited from engaging or participating in any form of bribery.

6. Insider Trading

You are prohibited from buying or selling any Security while in the possession of material, non-public information about the issuer of the Security.

7. Personal Trading Activities

You are required to abide by the Code of Ethics requirements related to holding, reporting, and trading Securities for personal benefit. Personal trading restrictions and reporting requirements vary depending on the rules of the country you are working in and whether you are an Access Person or a Non-Access Person.

8. Certification Requirements

On an annual basis, you are required to acknowledge that you understand the Code of Ethics and will comply with its provisions.

Section 1. Background

The Code of Ethics (“Code”) has been approved and adopted by the board of directors of The Vanguard Group, Inc. (“Vanguard”), the boards of trustees of each of the Vanguard Funds, and the boards of directors of each of Vanguard’s affiliates, as applicable. Unless stated otherwise, the Code applies to all Crew Members. The Code also contains provisions applicable to Independent Directors and Trustees (see Appendix C).

Section 2. Standards of Conduct

Our standards of conduct are straightforward and essential. Any transaction or activity that violates either of the standards of conduct described below is prohibited, regardless of whether it meets technical rules found elsewhere in the Code.

Vanguard consistently seeks to earn and maintain the trust and loyalty of our clients by adhering to the highest standards of ethical behavior and fiduciary responsibility. Accordingly, we must conduct ourselves in accordance with applicable law and regulations, and the following standards of conduct:

• Vanguard Clients’ interests come first. You must at all times place the interests of Vanguard Clients first. In particular, you must avoid serving your own personal interests ahead of the interests of Vanguard Clients.

• Conflicts of interest must be avoided. Your actions, decisions, and interests should not compete or conflict with Vanguard’s interests or the interests of Vanguard Clients.

2.1 Conflicts of Interest

2.1(a) What is a conflict of interest?

A conflict of interest is defined as any situation where financial or other personal factors can compromise independence, objectivity, or professional judgment. A conflict of interest exists when personal or other business interests compete, or give the appearance of competing, with your duty to serve the interests of Vanguard and Vanguard Clients.

2.1(b) When can conflicts of interest arise?

Even the perception of a conflict could negatively affect Vanguard and harm our reputation. It’s important to understand the following conflict situations:

• Actual conflict of interest. A situation where your personal interests directly conflict with your current duties and responsibilities.

• Perceived conflict of interest. A situation where it appears that personal interests inappropriately influence the performance of your duties and responsibilities—whether founded or not.

• Potential conflict of interest. A situation that could arise in the future where your personal interests would affect official duties and responsibilities.

Depending on your role at Vanguard, potential for conflict may also arise where an Immediate Family Member is employed by a company with which Vanguard has a relationship. For example, if your spouse is employed as a trader at a brokerage firm that executes Vanguard Fund trades, and you are a phone associate, a conflict may not exist; however, if you hold a position in the Investment Management Group or Fund Financial Services, a potential conflict exists.

2.1(c) What types of conflicts of interest should be avoided?

Generally, you should avoid the following: • Any business interest that competes, directly or indirectly, with the interests of Vanguard.

• Any situation where you would benefit, directly or indirectly, from Vanguard’s dealings with others.

2.1(d) Which conflicts of interest do I need to disclose?

You should avoid situations where a conflict of interest could arise. You are required to disclose the following information:

• Any situation that may present the potential for a conflict of interest with Vanguard’s business or the interests of Vanguard Clients.

• Any employment arrangements of your Immediate Family Members that may present the potential for conflict with Vanguard and its activities.

2.1(e) How do I disclose conflicts of interest?

You should report potential conflicts to the Compliance Department as soon as they arise. Please also contact the Compliance Department if you encounter a conflict that is not explicitly addressed by our policies or is potentially significant to a business area or across divisions.

Web Resource – To disclose potential conflicts of interest, complete the Outside Business Activities and Conflicts of Interest Form under My CrewNet/My Compliance on CrewNet.

Vanguard affiliates or your specific department may have additional policies regarding conflicts of interest that you must also follow.

Section 3. Outside Business Activities

You are permitted to engage in outside business activities (permanent, part-time, or one-time assignment) during your personal time. However, those activities should not adversely affect Vanguard or present a conflict of interest. Your job at Vanguard should come first over other business opportunities, nonprofit activities, or a second job. Be mindful of potential conflicts, obtain any necessary approvals, and be aware that you may be required to discontinue an activity if a conflict exists.

Web Resource – U.S. Crew Members who hold a FINRA license are also required to comply with the Outside Business Activity section of the Form U4 Reporting Obligations page on CrewNet.

3.1 Outside Business Activity requirements for all Crew Members

3.1(a) What outside activities are generally prohibited?

The following activities are generally prohibited:

• Holding a second job with any company or organization whose activities could create a conflict of interest with your employment at Vanguard. This includes, but is not limited to, selling Securities, term insurance, or fixed or variable annuities; providing Investment advice or financial planning; or engaging in any business activity similar to Vanguard’s or your job at Vanguard.

• Working, including serving as a director, officer, or in an advisory capacity, for any business or enterprise that competes with Vanguard.

• Working for any organization that could benefit from your knowledge of confidential Vanguard information, such as new Vanguard products, services, or technology.

• Serving on the board of a publicly traded company (or on the board of a company reasonably expected to become a public company through an IPO).

• Using Vanguard time, equipment, services, Crew Members, or property for the benefit of the outside business activity.

• Allowing your activities, or the time you spend on them, to interfere with the performance of your job.

• Accepting a business opportunity from someone who does, or seeks to do, business with Vanguard if the person made the offer because of your position at Vanguard.

• Selling interests, soliciting investors, or referring participants to a Private Securities Transaction.

3.1(b) What activities require preclearance?

You are required to obtain written prior approval for the following outside activities:

• Compensated positions held outside of Vanguard.

• All entrepreneurial activities, including home and family businesses and independent consulting.

• Volunteer positions that involve recommending or approving Securities for an organization. This includes, but is not limited to, serving on the finance or investment committee of a nonprofit organization, or serving as treasurer for a homeowners association or on a school board.

• Any activity where your role is similar or closely related to your responsibilities at Vanguard.

• Any government position, whether paid or unpaid, elected or appointed (e.g., an elected official or member, director, officer, or employee of a government agency, authority, advisory board or other board, such as a public school or library board).

• An official position with any federal, state, or local government authority, or service as a board member or in any representative capacity for any civic, public interest, or regional business interest organization (e.g., you are the executive director of a local chamber of commerce or on the board of a wildlife protection organization).

• Any compensated or non-compensated position on a private company board. This includes positions on boards of nonprofit organizations; charitable foundations; universities; hospitals; and civic, religious, or fraternal organizations.

• Any position on a panel or committee of an index provider.

• Acting as a real estate agent or conducting any mortgage-related activities.

• Any teaching positions where the subject matter relates to Vanguard business that is not in the course of your duties for Vanguard.

3.1(c) What activities do not require preclearance?

You are not required to obtain written approval for the following activities:

• Compensated positions in a retail business—for example, positions in retail or department stores or in the food service industry.

• Ownership of a second home, rental property, or Investment property.

• Selling items on online auction sites so long as it is not operated as a business.

• Unpaid positions with holding companies, trusts, or non-operating entities that hold your or your family’s real estate or other Investments, provided the Securities would not otherwise require approval if held directly.

3.1(d) When and how do I preclear an outside business activity?

You are required to obtain approval for outside business activities:

• If you are already participating in an activity upon joining Vanguard.

• Before accepting any new activity.

• If there are any changes to a previously reported activity.

In some situations, you will receive a follow-up form from the Compliance Department requiring that you obtain approval from a Vanguard Officer or Managing Director.

Note: Vanguard Officers may not accept or participate in any form of outside activities unless they have received written approval from a Vanguard Managing Director or the Chief Executive Officer in addition to receiving written approval from the Compliance Department.

Web Resource – To seek preclearance for an outside activity, or to report a change or discontinuation of an outside activity, complete the Outside Business Activities and Conflicts of Interest Form under My CrewNet/My Compliance on CrewNet.

Section 4. Gift and Entertainment Policy

You are subject to Vanguard’s Gift and Entertainment Policy, which is considered an integral part of the Code. There are restrictions on the extent to which gifts or entertainment may be received from or provided to any third party.

Web Resource – Refer to the Gift and Entertainment Policy on the Code of Ethics Resource page on CrewNet for information and guidelines.

Section 5: Anti-Bribery Policy

You are subject to Vanguard’s Anti-Bribery Policy, which prohibits the offer, promise, payment, or provision of money or anything of value to any party for the purpose of improperly obtaining, directing, or retaining business or securing an improper advantage for Vanguard.

Web Resource – Refer to the Anti-Bribery Policy on the Code of Ethics Resource page on CrewNet for information and guidelines.

Section 6. Duty of Confidentiality

You must keep confidential any non-public information that you may have obtained while working at Vanguard at all times. This information includes, but is not limited to:

• Information on the Vanguard Funds (e.g., recent or impending Securities transactions, activities of the funds’ advisors, offerings of new funds, changes to fund minimums or other provisions in the prospectus, or closings of funds).

• Information on current or prospective Vanguard Clients (e.g., their personal information, Investments, or account transactions).

• Information about other Crew Members or Independent Directors and Trustees (e.g., their pay, benefits, position level, and performance ratings).

• Information on Vanguard business activities (e.g., new services, products, technology, or business initiatives).

You must not reveal confidential information to any party that does not have a clear and compelling need to know such information.

Section 7. Personal Trading Activities

You must avoid taking personal advantage of your knowledge of Securities activity in Vanguard Funds or in client accounts. The Code includes specific restrictions on personal investing but cannot anticipate every fact pattern or situation. You should adhere at all times to the spirit, and not just the letter, of the Code.

7.1Trading Prohibitions and Requirements for all Crew Members

7.1(a) What are the trading prohibitions applicable to all Crew Members?

• Engaging in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of a Security by a Vanguard Fund.

• Intentionally, recklessly, or negligently circulating false information or rumors that may affect the Securities markets or may be perceived as market manipulation.

• Trading on knowledge of Vanguard Fund activities. Taking personal advantage of knowledge of recent or impending Securities activities of the Vanguard Funds or their Investment advisors. You are prohibited from purchasing or selling—directly or indirectly—any Security or Related Security when you know that the Security is being purchased or sold, or considered for purchase or sale, by a Vanguard Fund (with the exception of an index fund). This prohibition applies to all Securities in which the person has acquired or will acquire Beneficial Ownership.

• Vanguard InsiderTrading Policies. You are subject to the Insider Trading Policy of the Vanguard affiliate for which you work. The Insider Trading Policies are considered an integral part of the Code. Each Insider Trading Policy prohibits you from buying or selling any security while in possession of material, non-public information about the issuer of the Security. The policies prohibit you from communicating any non-public information about any Security or issuer of Securities to third parties.

Web Resource – Refer to your local Insider Trading Policy on the Code of Ethics Resource page on CrewNet for further information.

7.1(b) Are all Crew Members required to hold Securities in a Brokerage Account at Vanguard?

• U.S. Crew Members and their Immediate Family Members are required to hold all Reportable Securities within a Vanguard Brokerage Account.

New Crew Members will have 60 days to complete the transfer of all Reportable Securities from an investment firm to Vanguard.

Quick Guide: Refer to
the Securities to Be Held
at Vanguard document,
which can be accessed
from the Code of Ethics
on CrewNet.

Non-U.S. Crew Members and their Immediate Family Members may trade and hold Reportable Securities with a non-Vanguard brokerage firm. Crew Members shall arrange where possible for their local Compliance Department to receive duplicate statements and confirmations directly from the brokerage firm.

Quick Guide: Refer
to the Trading and
Reporting Requirements
for Non-Access Persons
document, which can be
accessed from the Code
of Ethics on CrewNet.

7.1(c) Are there additional trading requirements or restrictions for Crew Members?

There are additional trading requirements and restrictions for Crew Members in Australia and Japan, and for VAI Access Persons in the United States (see Appendix B). In addition, there are specific provisions for non-U.S. Crew Members who are Fund Access Persons and who have discretionary Investment management arrangements with a third party.

In addition, your local Compliance Department has authority, with appropriate notice to you, to apply any or all of the trading restrictions specified in Section 7.2 to Non-Access Persons. For example, Access Person provisions may be applied to a Non-Access Person who gains access, through system access or otherwise, to Vanguard Fund impending purchases or sales of Securities.

7.2Trading Prohibitions and Requirements for Fund Access Persons

The requirements of this Section 7.2 apply to all transactions or holdings in which Fund Access Persons have or will acquire Beneficial Ownership of Securities.

7.2(a) What are the trade preclearance requirements?

You must obtain, for yourself and on behalf of your Immediate Family Members, preclearance for any transaction in a Covered Security.

Quick Guide: Refer
to the Trading and
Reporting Requirements
for Fund Access Persons
document, which can be
accessed from the Code
of Ethics on CrewNet.

7.2(b) How does a Fund Access Person obtain preclearance?

Preclearance requests must be submitted by completing the Preclearance Form on My CrewNet/ My Compliance or by contacting the Compliance Department. You must wait until you receive approval from the system before entering your trade either online or with your broker. Transactions in Covered Securities may not be executed before you receive approval.

Attempting to gain approval after the transaction has occurred is not permitted. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation of the Code of Ethics. See Section 10 for more information regarding the sanctions that may be imposed as a result of a violation.

Same day limit orders are permitted; however, good ‘til cancelled orders (such as orders that stay open indefinitely until a security reaches a specified market price) are not permitted.

Web Resource –To seek preclearance, complete the Preclearance Form under My CrewNet/My Compliance on CrewNet.

7.2(c)How long is a preclearance approval valid?

U.S. Crew Members: If you receive approval for a market order, it will be effective until the close of trading on the same business day, unless otherwise revoked (e.g., if you receive approval on Monday, it is effective until market close on Monday). If you receive approval for a limit order, it must either be executed or expire at the close of trading on the same business day. If you wish to execute the limit order after the close of trading on the day you received approval, you must resubmit a preclearance request. Preclearance for limit orders is good for same day transactions only.

Non-U.S. Crew Members: If you receive approval, transactions must be executed no later than the end of trading on the next business day after the preclearance is granted. If the transaction is not placed within that time, you must submit a new request for approval before placing the transaction. If you preclear a limit order, that limit order must either be executed or expire at the end of the next business day. If you want to execute the order after the next business day period expires, you must resubmit your preclearance request.

7.2(d) Which types of Securities transactions do not require preclearance by Fund Access Persons?

You are not required to obtain preclearance for the following:

• Purchases or sales where the person requesting preclearance has no direct or indirect influence or control (e.g., a Fund Access Person has a trust in his name but is not the trustee who places the transaction, provided the Fund Access Person has granted full Investment Discretion to the trustee and there has been no prior communication between them regarding the transaction).

• Corporate actions in Covered Securities such as stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions.

• Purchases or sales made as a part of an Automatic Investment Program.

• Purchases made upon the exercise of rights by an issuer in proportion to all holders of a class of its Securities, to the extent such rights were acquired for such issuer.

• Acquisitions of Covered Securities through gifts or bequests.

7.2(e) Are there any prohibited transactions by Fund Access Persons?

• Private Placements. You are prohibited from acquiring Securities in a Private Placement without prior approval from the Compliance Department. If you receive approval to purchase Securities in a Private Placement, you must disclose that Security if it subsequently goes to public offer or is pending listing on an exchange.

Web Resource – To seek preclearance of a Private Placement, complete the Outside Business Activities and Conflicts of Interest Form under My CrewNet/My Compliance on CrewNet.

• Futures and Options. You are prohibited from entering into, acquiring, or selling any Futures contract (including single stock futures) or any Option on any Security (including options on ETFs).

• IPOs. You are prohibited from acquiring Securities in an initial public offering.

• Short-Selling. You are prohibited from selling short any Security that you do not own or from otherwise engaging in Short-Selling activities.

• Short-TermTrading. You are prohibited from purchasing and then selling any Covered Security at a profit, as well as selling and then repurchasing a Covered Security at a lower price within 60 calendar days. A last-in-first-out accounting methodology will be applied to a series of Security purchases when applying this holding rule. If you realize profits on short-term trades, you will be required to relinquish the profits. In addition, the trade will be recorded as a violation of the Code. For example, you are not permitted to sell a security at $12 that you purchased within the prior 60 days for $10. Similarly, you are not permitted to purchase a security at $10 that you sold within the prior 60 days for $12.

• Spread Bets. You are prohibited from participating in Spread Betting on Securities, indexes, interest rates, currencies, or commodities.

7.2(f) What are the blackout periods for Fund Access Persons?

There are restrictions that apply to a transaction in a Covered Security if a Vanguard Fund has bought or sold the same (or Related) Covered Security within seven (7) calendar days.

There are two types of blackout periods:

• Prohibited: the purchase or sale of a Covered Security after a Vanguard Fund trades in the same (or Related) Covered Security.

Note: Will result in a violation of the Code and could require you to sell the Covered Security and relinquish profits.

• Permitted: the purchase or sale of a Covered Security seven calendar days before a Vanguard Fund purchases or sells the same (or Related) Covered Security.

Note: Even permitted purchases and sales could have consequences (e.g., extended holding period or relinquishing profits).

The Compliance Department may exempt from these prohibitions certain trades during blackout periods that coincide with trading by certain Vanguard Funds (e.g., index funds).

Quick Guide: Refer
to the Trading and
Reporting Requirements
for Fund Access Persons
document, which can be
accessed from the Code
of Ethics on CrewNet.

7.2(g) What happens if a Fund Access Person makes a prohibited purchase or sale during a blackout period (e.g., trades after a Vanguard Fund without approval)?

If you make a prohibited purchase, you must sell the Covered Security and relinquish any gain from the transaction (exclusive of commissions). In addition, the trade will be recorded as a violation of the Code.

If you make a prohibited sale, you must relinquish the difference (exclusive of commissions) between the sale price you received and the Vanguard Fund’s sale price (as long as your sale price is higher), multiplied by the number of shares you sold. In addition, the trade will be recorded as a violation of the Code.

Local law may also dictate the extent to which gains must be relinquished.

7.2(h) What happens if a Fund Access Person makes a permitted purchase or sale during a blackout period (e.g., trades before a Vanguard Fund)?

If you make a permitted purchase, you are not permitted to sell the Covered Security at a profit for six months after the Vanguard Fund’s purchase.

If you make a permitted sale, you must relinquish the difference (exclusive of commissions) between the sale price you received and the Vanguard Fund’s sale price (as long as your sale price is higher), multiplied by the number of shares you sold.

If you make a prohibited sale within the six-month period at a profit, you must relinquish the difference

(exclusive of commissions) between the purchase and sale prices you received multiplied by the number of shares you sold. In addition, the trade will be recorded as a violation of the Code.

Local law may also dictate the extent to which gains must be relinquished.

7.2(i) Are there any waivers to the above blackout periods?

The Compliance Department may waive the blackout restriction as it applies to the sale of a Covered Security if the Chief Compliance Officer (CCO) determines that its application creates a significant hardship to you (e.g., repeated rejection of preclearance requests) and, in the opinion of the CCO, there is no conflict between your trade and the Vanguard Fund trade.

Web Resource – To request a hardship exemption, complete the Hardship Waiver Request Form on the Code of Ethics Resource page on CrewNet.

7.2(j) What happens if a Fund Access Person makes a “short-term trade” in a Vanguard Fund?

The Compliance Department will monitor trading in Vanguard Funds and will review situations where Vanguard Fund shares are redeemed within 30 calendar days of purchase (a “short-term trade”). You may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action if the Compliance Department determines that the short-term trade was detrimental to the interests of a Vanguard Fund or a Vanguard Client or that there is a history of frequent trading by the Crew Member or his or her Immediate Family Members. For purposes of this paragraph:

• A redemption includes a redemption by any means, including an exchange out of a Vanguard Fund.

• This policy does not cover purchases and redemptions/sales (i) into or out of Vanguard money market funds, Vanguard short-term bond funds, or Vanguard ETFs; or (ii) through an Automatic Investment Program.

7.3 Crew Member Obligations when Purchasing, Redeeming, or Holding Vanguard Funds

The following is a summary of obligations applicable to Crew Members who purchase, redeem, or hold Vanguard Funds:

• When purchasing, exchanging, or redeeming shares of Vanguard Funds, you and your Immediate Family Members must adhere to the policies and standards set forth in the funds’ prospectuses, including policies on market-timing and frequent trading.

• If you are considered a Fund Access Person or a VAI Access Person you will be required to disclose any internal and external accounts holding Vanguard Funds; however, you will not be required to seek prior trade approval for purchases or redemptions in Vanguard Funds from the Compliance Department.

• If you are considered a Fund Access Person, the Compliance Department will monitor short-term trading (purchase and sale within 30 days) in Vanguard Funds. See Section 7.2(j).

• U.S. Crew Members may hold Vanguard Funds outside of Vanguard; however, Vanguard ETFs must be held in a Vanguard brokerage account.

Section 8. Reporting Requirements

The reporting requirements of this Section 8 apply to all transactions or holdings in which Crew Members have or will acquire Beneficial Ownership of Securities.

8.1 Reporting Requirements for U.S. Crew Members

8.1(a) What are the standard reporting requirements for U.S. Crew Members?

Initial Holdings Report – All new Crew Members are required to complete and submit to the Compliance Department an Initial Holdings Report disclosing all Covered Accounts and all Reportable Securities when they join Vanguard. This includes Brokerage Accounts held at Vanguard as well as those held at another financial institution. This information must be current as of 45 calendar days prior to joining Vanguard.

Web Resource – New hires will receive an Initial Holdings Report via-email. Status of completion can be found in CrewNet under My CrewNet/My Compliance.

In addition, you must notify the Compliance Department if you or an Immediate Family Member has subsequently opened or intends to open a Covered Account with a financial institution (e.g., broker, dealer, advisor, or any other professional money manager), has acquired holdings in Reportable Securities or if a preexisting Covered Account (including a Vanguard Brokerage Account) becomes associated with you (such as through marriage or inheritance).

Disclose new Covered Accounts and holdings by sending an e-mail to “Vanguard Compliance.”

Quick Guide: Refer to the
Trading and Reporting
Requirements for
Non-Access Persons
document, which can be
accessed from the Code
of Ethics on CrewNet.

Duplicate statements and transaction confirmations. You must disclose transactions in Reportable Securities made by you and your Immediate Family Members. For Brokerage accounts held at Vanguard that you have disclosed, the Compliance Department will receive transaction confirmations automatically. For each approved Covered Account and any holdings of Reportable Securities held outside of Vanguard, it is your responsibility to ensure that duplicate statements and transaction confirmations are delivered to the Compliance Department. If the outside Investment firm is not able to send statements and transaction confirmations directly to Vanguard, you will be required to submit copies immediately after you receive them, unless you receive an exemption from this requirement from the Compliance Department. Transaction confirmations and statements are not required if the account does not have the ability to hold Securities (e.g., a traditional checking account).

8.1(b) What additional reporting requirements exist for U.S. Fund Access Persons and VAI Access Persons?

Initial Holdings Report – In addition to the standard reporting requirements for all new U.S. Crew Members, you must also disclose the following:

• Covered Accounts where you exercise Investment Discretion.

• Accounts, 529 college savings plans, and annuity or insurance products holding Vanguard Funds.

The information must be sent to the Compliance Department no later than ten (10) calendar days after you become a Fund Access or VAI Access Person.

Quick Guide: Refer to
the Trading and Reporting
Requirements for Fund
Access Persons and the
Trading and Reporting
Requirements for
VAI Access Persons
documents, which can be
accessed from the Code
of Ethics on CrewNet.

QuarterlyTransaction Report – You must report to the Compliance Department, within 30 days after the end of each calendar quarter, any transactions in Reportable Securities, holdings in Vanguard Funds, 529 plans, and Annuity or Insurance products invested in Vanguard Funds held outside of Vanguard. You are not required to disclose transactions if the Compliance Department receives duplicate confirmations or statements within 30 calendar days after the end of each calendar quarter. If there are no transactions in Reportable Securities or new Covered Accounts to disclose, the report should state “None”.

Annual Holdings Report – Each year through the Annual Crew Certification, you must confirm that you have reported all Covered Accounts, holdings in Reportable Securities, and Vanguard mutual funds held outside of Vanguard.

8.2 Reporting Requirements for Non-U.S. Crew Members

8.2(a) What are the standard reporting requirements for Non-U.S. Crew Members?

Initial Holdings Report – All new Crew Members are required to disclose all Covered Accounts and holdings of Reportable Securities to their local Compliance Department when they join Vanguard. This includes disclosure of all Covered Accounts where transactions are made under an Automatic Investment Program. The account and Security information will be requested and completed through the New Crew Certification process. This information must be current as of 45 calendar days prior to joining Vanguard.

Web Resource – Disclose Covered Accounts and holdings in Reportable Securities within the Accounts and Holdings section under My CrewNet/My Compliance on CrewNet.

In addition, you must disclose if you or an Immediate Family Member has subsequently opened a Covered Account with a financial institution (e.g., broker, dealer, advisor, or any other professional money manager), has acquired holdings in Reportable Securities or if a preexisting Covered Account becomes associated with you (such as through marriage or inheritance).

Quick Guide: Refer
to the Trading and
Reporting Requirements
for Non-Access Persons
document, which can be
accessed from the Code
of Ethics on CrewNet.

Reporting transactions – You are required to report to your local Compliance Department any transactions in Reportable Securities. You do not have to report each transaction in a Covered Account if the transactions are made under an Automatic Investment Program.

Web Resource – Disclose Reportable Securities transactions within the Accounts and Holdings section under My CrewNet/My Compliance on CrewNet.

Duplicate statements and transaction confirmations – For each Covered Account and holdings in Reportable Securities, it is your responsibility to ensure that duplicate statements and transaction confirmations are being delivered to your local Compliance Department. If the Investment firm is not able to send statements and confirmations directly to Vanguard, you will be required to submit copies immediately after you receive them, unless you receive an exemption from this requirement from the Compliance Department. You do not have to send transaction confirmations if the transactions are made under an Automatic Investment Program.

Note: Have the investment firm mail copies or interoffice mail transaction confirmations and statements to your local Compliance Department immediately upon your receipt.

8.2(b) What are the additional reporting requirements for Non-U.S. Crew Members that are Fund Access Persons?

Initial Holdings Report – In addition to the standard reporting requirements for all new Non-U.S. Crew Members, you must also disclose the following:

• Covered Accounts where you exercise Investment Discretion.

• Accounts, pension plans, and annuity or insurance products holding Vanguard Funds.

• Accounts holding Vanguard Funds where transactions are made under an Automatic Investment Program.

The information must be sent to the Compliance Department no later than ten (10) calendar days after you become a Fund Access Person.

Web Resource – Disclose Covered Accounts, holdings in Vanguard Funds, and Reportable Securities within the Accounts and Holdings section under My CrewNet/My Compliance on CrewNet.

Quick Guide: Refer
to the Trading and
Reporting Requirements
for Fund Access Persons
document, which can be
accessed from the Code
of Ethics on CrewNet.

Annual Holdings Report – Each year through the Annual Crew Certification, you must confirm that you have reported all Covered Accounts, Reportable Securities, and Vanguard mutual funds.

For Fund Access Persons of Vanguard Investments Hong Kong, Limited (VIHK) the holdings disclosure requirement is semi-annual, including the provision of statements.

8.3 Obligations for all Crew Members to Report Violations

Any Crew Member who is aware of a violation of the Code should report the violation to his local Compliance Department immediately.

Section 9. Certification Requirements

9.1 Certification Requirements for all Crew Members

9.1(a) What are the certification requirements as a new Crew Member?

New Crew Certification – All new Crew Members must certify to the Compliance Department, that (i) they have read and understand the Code, (ii) they will comply with all requirements of the Code, and (iii) they will report all required transactions.

9.1(b) What are the annual certification requirements?

Annual Crew Certification – All Crew Members must certify annually that (i) they have read and understand the Code, (ii) they have and will continue to comply with all requirements of the Code, and (iii) they will report all required transactions. In addition, Fund Access and VAI Access Persons must confirm that they have reported all Covered Accounts and Reportable Securities required pursuant to the requirements of the Code.

Section 10. Sanctions

Potential violations of the Code will be investigated by your local Compliance Department. All violations of the Code will be reported to the Vanguard CCO. The Compliance Department (as authorized by the CCO) will impose whatever sanctions are considered to be necessary and appropriate under the circumstances and in the best interests of Vanguard Clients. These sanctions, subject to local laws, may include, without limitation, bans on personal trading, disgorgement of trading profits, and personnel action, including termination of employment, where appropriate.

The CCO, in his or her discretion, may waive compliance with any particular provision of this Code if he or she deems it necessary to avoid an unjust result and there is no apparent conflict of interest.

Section 11. Vanguard Expatriates

If you have been seconded from your country of employment (“Home Country”) to an overseas affiliate (“Host Country”) you must follow the following reporting requirements:

• All Outside Business Activities preclearance requests must be submitted to the Home Country for approval.

• All gifts and entertainment must be submitted to the Host Country for approval.

• Where applicable, any application for preapproval of personal account dealing and associated account holdings and trade reporting must be submitted to the Home Country.

Appendices

Appendix A.

Definitions

Appendix B.

Additional Personal Trading Activities

Appendix C.

Independent Directors and Trustees (U.S. Crew Only)

Appendix A. Definitions

The following definitions apply throughout the Code.

American Depository Receipts (ADRs) A receipt that represents a specific number of shares of a foreign-based corporation held by a U.S. bank and entitles the holder to all dividends and capital gains. Through ADRs, investors can buy shares of foreign-based companies in the United States instead of in foreign markets.

Automatic Investment Program

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) Investment accounts, according to a predetermined schedule and allocation. An Automatic Investment Program includes a dividend reinvestment plan.

Bankers’ Acceptance

A money market instrument guaranteed by a bank; it is generally used by nonfinancial firms for international trade.

Beneficial Ownership

The opportunity to directly or indirectly—through any contract, arrangement, understanding, relationship, or otherwise—share at any time in any economic interest or profit derived from an ownership of or a transaction in a Security. You are deemed to have Beneficial Ownership in the following:

• Any Security owned individually by you.

• Any Security owned by an Immediate Family Member.

• Any Security owned in joint tenancy, as tenants in common, or in other joint ownership arrangements.

• Any Security in which an Immediate Family Member has Beneficial Ownership if the Security is held in an account over which you have decision-making authority (e.g., you act as a trustee, executor, or guardian, or you provide Investment advice).

• Your interest as a general partner or manager/ member in Securities held by a general or limited partnership or limited liability company; • Your interest as a member of an Investment club or an organization that is formed for the purpose of investing in a pool of monies or Securities; • Your ownership of Securities as a trustee of a trust in which either you or an Immediate Family Member has a vested interest in the principal of income of the trust or your ownership of a vested interest in a trust.

• Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Bond

A debt security (“IOU”) issued by a corporation, government, or government agency in exchange for the money the bondholder lends it.

Bribery

The act of making an illegal payment from one party to another, usually in return for a legal or financial favor.

Brokerage Account

Any account where a Crew Member can transact in Securities, including Automatic Investment Programs, employee stock purchase programs, and employee stock option programs.

Certificate of Deposit (CD)

An insured, interest-bearing deposit at a bank that requires the depositor to keep the money invested for a specified period.

Closed-end Fund

A fund that offers a fixed number of shares. The fixed number of shares outstanding are offered during an initial subscription period, similar to an initial public offering. After the subscription period is closed, the shares are traded on an exchange between investors, like a regular stock.

Commercial Paper

A promissory note issued by a large company in need of short-term financing.

Contract for Difference (CFD)

A contract between two parties, typically described as buyer and seller, stipulating that the seller will pay the difference between the current value of an asset and its value at contract time. (If the difference is negative, then the buyer pays instead of the seller.)

Covered Account

A Brokerage Account or any other type of account that holds, or is capable of holding, Reportable Securities.

Covered Security

Any Security (as defined below), other than (i) Direct Obligations of a Government; (ii) Bankers’ Acceptances, bank Certificates of Deposit, Commercial Paper, and High-Quality Short-Term Debt Instruments, including Repurchase Agreements; (iii) shares issued by Open-End Investment companies (although for European subsidiaries, this is limited to UCITS schemes, a non-UCITS retail scheme, or another fund that is subject to supervision under the law of an EEA state which is an index fund or which requires an equivalent level of risk spreading in their assets); (iv) life policies; and (v) exchange-traded funds and exchange-traded notes.

Crew Member

All employees, officers, directors, and trustees of Vanguard or a Vanguard fund.

Debenture

An unsecured debt obligation backed only by the general credit of the borrower.

Direct Obligations of a Government

A debt that is backed by the full taxing power of any government. These Securities are generally considered to be of the very highest quality.

Evidence of Indebtedness

Written agreements for enforceable obligations to pay money.

Exchange-Traded Fund (ETF)

An investment with characteristics of both mutual funds and individual stocks. Many ETFs track an index, a commodity, or a basket of assets. Unlike mutual funds, ETFs can be traded throughout the day. ETFs often have lower expense ratios but must be purchased and sold through a broker, which means you may incur commissions.

Exchange-Traded Note (ETN)

A senior, unsecured, unsubordinated debt security issued by a financial institution, backed only by the credit of the issuer. ETNs have a maturity date but typically pay no periodic coupon interest and offer no principal protection. At maturity, an ETN investor receives a cash payment linked to the performance of the corresponding index, less fees.

Fund Access Person

Any officer, director, or trustee of Vanguard or a Vanguard Fund, excluding Independent Directors and Trustees, and any Crew Member who in the course of his or her regular duties participates in the selection of a Vanguard Fund’s Securities or who works in a Vanguard department or unit that has access to information regarding a Vanguard Fund’s impending purchases or sales of Securities. For Crew Members who are not officers, the Compliance Department designates Fund Access Persons by department number.

Quick Guide: Refer to
the Fund Access Person
Departments document,
which can be accessed
from the Code of Ethics
on CrewNet.

Futures/Futures Contract

A contract to buy or sell specific amounts of a commodity or financial instrument (such as grain, a foreign currency, or an index) for an agreed-upon price at a certain time in the future. Sometimes the arrangements in a contract prescribe that settlements are made through cash payments, rather than the delivery of physical goods or Securities; this is called Contract for Difference.

High-Quality Short-Term Debt Instrument An instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest ratings categories by a nationally recognized statistical rating organization, or an instrument that is unrated but determined by Vanguard to be of comparable quality.

Immediate Family Members Your spouse, domestic partner (an unrelated adult with whom you share your home and contribute to each other’s support), and minor children.

Independent Directors and Trustees

Any director or trustee who is not an “interested person” of a Vanguard fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

Initial Public Offering (IPO)

A corporation’s first offering of common stock to the public.

Investment

A monetary asset purchased with the idea that the asset will provide income in the future or appreciate and be sold at a higher price.

Investment Contract

Any contract, transaction, or scheme whereby a person invests money in a common enterprise and is led to expect profits solely from the efforts of the promoter or third party.

Investment Discretion

The authority an individual may exercise, with respect to investment control or trading discretion, on another person’s account (e.g., executor, trustee, or power of attorney).

Money Market Fund

A mutual fund that seeks income, liquidity, and a stable share price by investing in very short-term investments. Money market funds are suitable for the cash reserves portion of a portfolio or for holding funds you’ll need soon.

Non-Access Person

Any Crew Member who is not a Fund Access Person or Vanguard Advisers, Inc. (VAI) Access Person.

Note

A financial security that generally has a longer term than a bill, but a shorter term than a bond. However, the duration of a note can vary significantly and may not always fall neatly into this categorization. Notes are similar to bonds in that they are sold at, above, or below face (par) value; make regular interest payments; and have a specified term until maturity.

Open-End Fund

A mutual fund that has an unlimited number of shares available for purchase.

Option

The right, but not the obligation, to buy (for a call option) or sell (for a put option) a specific amount of a given stock, commodity, currency, index, or debt, at a specified price (the strike price) during a specified period or on one particular date.

Private Placement

The sale of securities to a relatively small number of select investors (as opposed to a public issue, in which Securities are made available for sale on the open market) in order to raise capital. Investors involved in private placements are usually large banks, mutual funds, insurance companies, and pension funds.

Private Securities Transaction

An Investment in an enterprise or unregistered security that is not typically held in a traditional Brokerage Account. They are personal Securities outside of Vanguard, which includes interests in limited partnerships, Private Placements, or restricted stock.

Real Estate Investment Trust (REIT)

A publicly traded company that invests in real estate and distributes almost all of its taxable income to shareholders. REITs often specialize in a particular kind of property. They can, for example, invest in real estate such as office buildings, shopping centers, or hotels; purchase real estate (an equity REIT); and provide loans to building developers (a mortgage REIT). REITs offer the opportunity for smaller investors to invest in real estate.

Related Security

Any Security or instrument that provides economic exposure to the same company or entity—provided, however, that equity instruments will not be considered related to fixed income instruments (other than convertible bonds) and vice-versa. For example, all of the following instruments would be related to the common stock of Company X: options, futures, rights, and warrants on Company X common stock; preferred stock issued by Company X; and bonds convertible into Company X common stock. Similarly, different bonds issued by Company X would be related to one another.

Reportable Securities

Any Covered Security (as defined above), ETFs, and ETNs.

Repurchase Agreement

An arrangement by which the seller of an asset agrees, at the time of the sale, to buy back the asset at a specific price and, typically, on a given date.

Rights

A Security giving stockholders entitlement to purchase new shares issued by the corporation at a predetermined price (normally at a discount to the current market price) in proportion to the number of shares already owned. Rights are issued only for a short period of time, after which they expire.

Security

Any Stock, Bond, money market instrument, Note, evidence of indebtedness, debenture, warrant, option, Investment Contract, ETF, ETN, or any other Investment or interest commonly known as a Security.

Short-Selling

The sale of a Security that the investor does not own to take advantage of an anticipated decline in the price of the security. To sell short, the investor must borrow the security from a broker to make delivery to the buyer.

Spread-Betting

A way of trading that enables you to profit from the movement of a wide range of markets from shares to currencies, commodities and interest rates. It allows you to trade on whether the price quoted for these financial instruments will go up or down.

Stock

A Security that represents part ownership, or equity, in a corporation. Each share of stock is a proportional stake in the corporation’s assets and profits, some of which could be paid out as dividends.

Unit Investment Trust (UIT)

An SEC-registered Investment company that purchases a fixed, unmanaged portfolio of income-producing Securities and then sells shares in the trust to investors, usually in units of at least $1,000.

Vanguard

The Vanguard Group, Inc. (VGI) and any of its affiliates including, but not limited to, Vanguard Global Advisor’s Inc., Vanguard National Trust Company, Vanguard Advisor’s Inc., Vanguard Investments Australia Ltd, Vanguard Investments Hong Kong Ltd, Vanguard Investments Japan, Ltd, Vanguard Investments Singapore, Ltd, Vanguard Asset Services, Ltd, Vanguard Asset Management, Ltd (and any branch office thereof), Vanguard Investments, UK Ltd, Vanguard Investments Switzerland GmbH, Vanguard Group (Ireland) Limited, and Vanguard Investments Canada Inc.

Vanguard Advisers, Inc. (VAI) Access Person Any VAI officer, as well as any Crew Member who is involved in making Securities recommendations to VAI clients, or has significant levels of interaction or dealings with VAI clients for the purposes of providing VAI services to clients. For VAI Crew Members who are not officers, the Compliance Department designates access persons by department numbers.

Quick Guide: Refer to
the VAI Access Person
Departments document,
which can be accessed
from the Code of Ethics
on CrewNet.

Vanguard Clients

The clients of VGI, or any of its affiliates, and investors in the Vanguard Funds, including the Vanguard Funds themselves.

Vanguard Expat

A Crew Member employed by a Vanguard entity in a country other than the one in which he or she are working. For example, Vanguard sends you from your job in the Pennsylvania office to work for an extended period in its London office; once you are in London, you would be considered an expatriate or “expat.”

Vanguard Funds

The mutual funds, ETFs, and any other accounts sponsored or managed by Vanguard. This includes, but is not limited to, separately managed accounts and collective trusts.

Vanguard Officers

Those Vanguard Crew Members at a Principal level position or higher.

Warrant

An entitlement to purchase a certain amount of common stock at a set price (usually higher than the current price) during an extended period of time. Usually issued with a fixed-income security to enhance its marketability, a warrant can be transferred, traded, or exercised by the holder.

Appendix B. Additional Personal Trading Activities

B.1	Australia
B.1(a)	What are the Vanguard Fund reporting

requirements for Crew Members in Australia?

Crew Members and their Immediate Family Members in Australia will be required to disclose their Vanguard Fund accounts in My CrewNet/ My Compliance but are not required to report transactions in Vanguard Funds to the local Compliance Department. For monitoring purposes, the local Compliance Department will access their records via the transfer agency system maintained at VIA, as required.

Note: Trades in Vanguard ETFs are required to be reported, as these records are not held by VIA.

B.2	Japan
B.2(a)	What are the additional trading

restrictions for Crew Members in Japan?

Crew Members are prohibited from activities including, but not limited to, placing an order with other association members (i.e., Investment firms), for the sale, purchase or other transaction in Securities, without obtaining prior written consent from their local Compliance Department; and engaging in margin transactions, Securities-related derivatives transactions, and specified OTC derivatives transactions on their own account.

B.3	U.S. VAI Access Persons
B.3(a)	What are the additional trading

restrictions for U.S. Crew Members that are VAI Access Persons?

You are subject to the following restrictions with respect to any transaction in which you will acquire any direct or indirect Beneficial Ownership:

• Prohibition on Private Placements. You are prohibited from acquiring Securities in a Private Placement without prior approval from your local Compliance Department. In the event you receive approval to purchase Securities in a Private Placement, you must disclose that Investment if you play any part in a Vanguard Client’s later consideration of an Investment in the issuer.

• Prohibition on IPOs. You are prohibited from acquiring Securities in an IPO.

• Prohibition on Short-Selling. You are prohibited from selling any Security that you do not own or otherwise engaging in “Short-Selling” activities.

• Prohibition on short-term trading. You are prohibited from purchasing and then selling any Covered Security at a profit, as well as selling and then repurchasing the Covered Security at a lower price within 60 calendar days. A last-in-first-out accounting methodology will be applied to a series of Securities purchases when applying this holding rule. If you realize profits on such short-term trades, you must relinquish the profits to The Vanguard Group Foundation (exclusive of commissions).

• Prohibition on short-term trading on options.

You may hold options on a Covered Security until you exercise the options or the options expire. However, you may not otherwise close any open positions within 60 calendar days. If you realize profits on such short-term trades, you must relinquish such profits to The Vanguard Group Foundation (exclusive of commissions). For example, you would not be permitted to sell a Covered Security at $12 that you purchased within the prior 60 days for $10. Similarly, you would not be permitted to purchase a Covered Security at $10 that you had sold within the prior 60 days for $12.

B.4 Non-U.S. Crew Members that have Discretionary Management Arrangements

B.4(a) Do I need to report discretionary Investment management arrangements if I am a non-U.S. Crew Member that is a Fund Access Person?

If you, your spouse, or domestic partner have an arrangement in place with a third party to manage Securities on a discretionary basis, you must provide a copy of the discretionary management agreement to your local Compliance Department in advance of any transactions subject to the agreement. In addition, a Discretionary Management Approval Form must be submitted online via the Code of Ethics System, which is accessible through CrewNet.

Web Resource – Complete the Discretionary Management Approval Form during account setup in My CrewNet/My Compliance.

If your local Compliance Department deems that the arrangement does not allow any prior communication or instruction in connection with the transaction between you or your Immediate Family Member and the portfolio manager of the account, the arrangement will be approved. You and your Immediate Family Members will not need to obtain preclearance of trades or report transactions or holdings that are subject to such an arrangement. However, you will be required to provide holdings and transaction reports to your local Compliance Department. If your local Compliance Department does not approve the arrangement, then the general requirements of the Code will apply.

Appendix C: Independent Directors and Trustees (U.S. Crew Only)

Independent Directors and Trustees of the Vanguard Funds are required to report Securities transactions to the Compliance Department only when a transaction is completed within 15 days of a security being purchased or sold by a Vanguard Fund and the Director/Trustee had knowledge (or should have had knowledge) of the transaction.

Additionally, the following Sections of the Code are applicable to Independent Directors and Trustees:

Sections

Standards of Conduct (excludes the
Section 2	reporting requirements for conflicts
of interest)
Section 5	Anti-Bribery Policy
Section 6	Duty of Confidentiality
Section 7	Personal Securities Activities 7.1(a)
and 7.3 (first bullet)